UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 24, 2004

ENER1, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-21138

FLORIDA	59-2479377
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

500 West Cypress Creek Road, Suite 100
Fort Lauderdale, Florida
(Address of principal executive offices)

33309
(Zip Code)

(954) 556-4020
(Registrant’s telephone number, including area code)

Item 5. Other Events

        On August 24, 2004, Ener1, Inc. and Delphi Corporation entered into a non-binding letter of intent under which Ener1 and Delphi would form a new company for the purpose of designing, developing, manufacturing, marketing and selling lithium-based battery technologies and products on a worldwide basis. The new company would represent the combination of Ener1‘s and Delphi’s respective existing lithium battery businesses. The material terms of the letter of intent are summarized below.

        Under the letter of intent, Ener1 and Delphi would contribute to the new company the following: (a) lithium battery-related patents and rights in patent applications, and rights in certain lithium battery-related licenses held by each company; and (b) title to Delphi’s lithium battery-related fixed assets, and exclusive rights to use Ener1‘s lithium battery-related fixed assets. In addition, each party would transfer or provide Newco with necessary management and personnel from their respective lithium battery business.

        Initially, Ener1 would own 67% of the new company’s outstanding equity, and Delphi would own 33%. Delphi would have the right to approve certain significant actions by the new company. Ener1 would designate three (3) members of the new company’s board of directors or equivalent and Delphi would designate two (2). The operating management of the new company would be selected by Ener1 and Delphi and comprised of Ener1 and Delphi management team members.

        As part of the proposed transaction, Ener1 would issue to Delphi warrants with a seven (7) year term to purchase up to: (a) 1,750,000 shares of Ener1‘s common stock at an exercise price of $.70 per share; and (b) 5,250,000 shares of Ener1‘s common stock at an exercise price of $1.00 per share.

        Pending the earlier of the closing of the transaction, or 120 days from the date of the letter of intent, neither Ener1 nor Delphi will engage in any discussions or enter into any agreement or transaction with a third party for the disposition of its respective lithium battery-related business or assets.

        Closing of the proposed transaction is subject to completion of each party’s due diligence, the negotiation and execution of definitive agreements and obtaining any necessary board, third-party and regulatory approvals, as well as certain other closing conditions, including the contribution by Ener1 of $27.5 million to the new company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2004	Ener1, Inc. (Registrant) By: /s/ Kevin Fitzgerald Kevin Fitzgerald Chief Executive Officer